Exhibit 10.9
Ally Financial Inc.

Ally Financial Inc.
200 Renaissance Center, MC482-B16-D85 Detroit, MI 48265

February 3, 2016

<NAME>

Re: Ally Financial Inc. Incentive Compensation Plan Award – [YEAR] RSU Award

Dear <FIRST NAME>:

1.
You have been granted an Award under the Ally Financial Inc. 2014 Incentive Compensation Plan (the “Plan”). A copy of the Plan is available on the EDC website at https://www.worldclassexec.com under Plan Documents within My Account Info. Capitalized terms not defined in this Award Agreement will have the meaning set forth in the Plan.

2.
Your Award is granted to you as a matter of separate inducement and is not in lieu of salary or other compensation for your services. By accepting this Award, you consent to any and all Plan amendments, vesting restrictions, and revisions to any other term or condition of this Award Agreement that may be required to comply with federal law or regulation governing compensation, whether such amendments, restrictions, or revisions are applied prospectively or retroactively to this or prior Awards. By accepting this Award, you also acknowledge and agree that it is subject to all of the requirements set forth in the Enterprise Compensation Policy.

3.
Your Award is being made in the form of Restricted Stock Units. Restricted Stock Units may, at the discretion of the Company, convert into an equal number of Shares of Restricted Stock prior to vesting or settlement. Your Award is comprised of the following:

Grant Date:    [INSERT DATE]
Total Award: [INSERT]

Units	Vesting Date	Settlement Date
[INSERT- PERCENTAGE]	[INSERT - DATE]	[INSERT - DATE]
[INSERT- PERCENTAGE]	[INSERT - DATE]	[INSERT - DATE]
[INSERT- PERCENTAGE]	[INSERT - DATE]	[INSERT - DATE]

4.
This Award Agreement will become effective after you have electronically accepted it via the “Deferred Compensation Center” on the Ally HR Portal or by printing, signing, dating one copy of this Award Agreement, and returning the signed copy (all pages) to: Thelma Socia at Ally Financial, e-mail Thelma.socia@ally.com. If you do not accept this Award Agreement within 45 days of notification, [INSERT DATE], you will be deemed to have rejected the Award and this Award Agreement will be null and void and without any further force or effect.

5.
Subject to requirements of any federal laws or regulations and Ally policy that govern compensation (see paragraph 2 above), your Award will vest and be settled as soon as practical after the date(s) noted above. If and when a change to the vesting date(s) noted above is required, you will be notified in writing.

<NAME>
<DATE>

6.
If on the Grant Date you are considered a material risk taker, in connection with regulatory guidance and in support of its corporate governance principles, to the extent that any portion of the Award remains unpaid, Ally reserves the right to adjust downward the amount of this Award without your consent to reflect adverse outcomes attributable to inappropriate, excessive, or imprudent risk taking in which you participated and which was the basis for this Award. Your Award is also subject to cancellation, recovery, forfeiture, or repayment consistent with Ally’s recoupment policy contained in the Enterprise Compensation Policy.

7.
In the event of your Termination of Service during the vesting period of this Award due to Retirement, a termination by the Company without Cause or a Qualifying Termination, Sections 11(c) and 11(d) of the Plan shall not apply to this Award and instead any unvested portion of this Award shall be fully vested as of the date of such Termination of Service and shall be settled on the specified Settlement Date for such portion designated above. Otherwise, Section 11 of the Plan governs the effect of a Termination of Service on your Award, except that for the purposes of this Award the “twenty-four months” shall be substituted and shall apply in lieu of the reference to “twelve months” contained in Section 11 of the Plan.

8.
Section 12 of the Plan governs the effect of a Change in Control of Ally on your Award, except that for purposes of this Award the “twenty-four months” shall be substituted and shall apply in lieu of the reference to “twelve months” contained in Section 12 of the Plan.

9.
If the Company pays a dividend on Shares prior to the Vesting Date, you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held the number of Shares, if any, that are earned and vested as of the Vesting Date, which dividends will be unvested and will vest and be paid to you on the Vesting Date (or such other vesting and settlement date applicable under this Award), subject to the vesting of your Award. No dividends or dividend equivalents will be paid to you with respect to any portion of your Award that is canceled or forfeited. The Company will decide on the form of payment and may pay dividends or dividend equivalents in Shares, in cash or in a combination thereof, subject to applicable law.

10.
You may designate a beneficiary using the Beneficiary Designation Form located on the Executive Deferred Compensation (EDC) Website. If no beneficiary is designated, or if Ally determines that the beneficiary designation is unclear, or that the designated beneficiary cannot be located, any settlement as a result of your death will be made to your estate. The EDC Website may also be used for any subsequent change in your beneficiary designation.

11.
By accepting this Award, you understand and acknowledge that your Award is subject to the rules under Internal Revenue Code Section 409A, and agree and accept all risks (including increased taxes and penalties) resulting from Internal Revenue Code Section 409A.

12.
Except as prohibited by any federal law or regulation that governs compensation (see paragraph 2 above), your Award is subject to and governed by the terms and conditions of this Award Agreement and the Plan.

13.	By accepting this Award, as evidenced by your signature below, you agree to abide by the terms and conditions of this Award Agreement and the Plan.

Sincerely yours,

[NAME]
[TITLE]
[DATE]

<NAME>
<DATE>

I HAVE READ THE PLAN DOCUMENT AND THIS AWARD AGREEMENT AND I ACCEPT THE AWARD REFERENCED ABOVE SUBJECT TO THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT AND THE ALLY FINANCIAL INC. 2014 INCENTIVE COMPENSATION PLAN.

Participant Signature (Required)	Date (Required)

Last Four Digits of SSN or National ID (Required)